Exhibit 99.1

3750 Torrey View Ct
San Diego, CA 92130
www.carefusion.com

FOR IMMEDIATE RELEASE
Contacts:

Media: Troy Kirkpatrick (858) 617-2361 troy.kirkpatrick@carefusion.com	Investors: Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

SUPRATIM BOSE JOINS CAREFUSION BOARD OF DIRECTORS

Move Increases Size of Board to 10 Members

SAN DIEGO, May 7, 2014 - CareFusion (NYSE:CFN), a leading global medical technology company, today announced that Supratim Bose has been elected as the 10th member of its board of directors, effective immediately.
Bose is currently executive vice president and president, Asia-Pacific, Middle East and Africa for Boston Scientific Corporation, a position he has held since January 2013. He joined Boston Scientific in December 2011 as executive vice president and president, Asia-Pacific and served in that role until he also assumed responsibility for the company's Middle East and Africa international units. Before joining Boston Scientific, Bose was founder and chief executive officer of Singapore-based Bose Consulting Group, which specialized in strategic management consulting services for the health care industry. Prior to that, he worked for nearly 30 years at Johnson & Johnson, where he concluded his tenure as company group chairman of its Medical Devices and Diagnostics business in 2009. Bose joined Johnson & Johnson Ltd. India in 1981, and held a variety of management positions of increasing responsibility.
“Supratim’s deep knowledge and leadership experience in the Asia Pacific and international markets will be a valuable contribution as we look to grow our company outside of the U.S.,” said Kieran Gallahue, chairman and CEO of CareFusion, “We are fortunate to have someone with his credentials in the medical device industry as part of our board of directors.”
Bose will serve as an independent director and will stand for re-election at the company’s annual meeting of stockholders, expected to take place in November.
About CareFusion Corporation
CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 15,000 people across its global operations. More information may be found at www.carefusion.com.

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